Exhibit 99.1

Argan, Inc.  Reports Year-End and Fourth Quarter Results

April 10, 2017 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2017. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”).  The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	January 31,
	2017	2016	Change	% Change
For the Fiscal Year Ended:
Revenues	$675,047	$413,275	$261,772	63%
Gross profit	146,711	99,465	47,246	48
Gross margins	21.7%	24.1%	(2.4)%	(10)
Net income attributable to the stockholders of the Company	$70,328	$36,345	$33,983	94
Diluted per share	4.50	2.42	2.08	86
EBITDA attributable to the stockholders of the Company	110,640	62,905	47,735	76
Diluted per share	7.09	4.19	2.90	69

For the Quarter Ended (unaudited):
Revenues	$206,760	$116,386	$90,374	78%
Gross profit	37,819	23,543	14,276	61
Gross margins	18.3%	20.2%	(1.9)%	(9)
Net income attributable to the stockholders of the Company	$20,351	$6,728	$13,623	202
Diluted per share	1.29	0.45	0.84	190
EBITDA attributable to the stockholders of the Company	31,344	12,777	18,567	145
Diluted per share	1.99	0.85	1.14	135

As of:
Cash, cash equivalents and short-term investments	$522,994	$275,007	$247,987	90%
Billings in excess of costs and estimated earnings	209,241	105,863	103,378	98
Backlog	1,011,000	1,163,000	(152,000)	(13)

2017 Fiscal Year Results:

Revenues increased to an annual record $675 million, up 63% compared to the prior year, primarily due to Gemma Power Systems (GPS) ramping up work on four large, gas-fired power plants and the final completion of two large power plants.  The increase also reflects a full year of revenues from Atlantic Projects Company (APC) and The Roberts Company (TRC), which were acquired in May and December 2015, respectively.

The power industry services segment continues to drive our financial results and represents 87% of consolidated revenues for the year ended January 31, 2017 (Fiscal 2017), a diversification improvement compared to 94% in the prior year.  Gross profit increased 47% to $147 million, primarily due to the increased revenues, while gross margin percentage decreased from 24.1% to 21.7% compared to the prior year, which reflected primarily the changes in the mix and progress of our various power plant projects and the differences in their respective gross margins during the two comparative years, as well as lower margins contributed by our two new subsidiaries, APC and TRC.

Selling, general and administrative expenses increased $7 million to $32 million, primarily due to a full year of expenses related to APC and TRC, but decreased as a percentage of revenue to 4.8% from 6.1% in the prior year.  Net income attributable to non-controlling interests decreased 49% to $7 million as activity wound down on two large power plant projects completed by joint ventures.  These factors and a relatively consistent effective income tax rate result in net income attributable to our stockholders for Fiscal 2017 increasing 94% to $70 million, or $4.50 per diluted share, from $36 million, or $2.42 per diluted share, compared to the prior year.  EBITDA attributable to our stockholders for Fiscal 2017 also increased 76% to $111 million, or $7.09 per diluted share, from $63 million, or $4.19 per diluted share, for the prior year.

Our balance sheet continues to strengthen. As of January 31, 2017, our cash, cash equivalents and short-term investments totaled $523 million and net liquidity was $237 million; plus, we had no bank debt. Our contract backlog was $1.0 billion as of January 31, 2017.

Fourth Quarter Results:

Revenues increased 78% over the prior year’s fourth quarter to a quarterly record $207 million, primarily due to the ramp up of construction work on four large, gas-fired power plants by GPS.  Gross profit increased 61% to $38 million while gross margin percentage decreased from 21.2% to 18.3% compared to the prior year’s fourth quarter, reflecting lower margins at the power plant projects in progress and at our two new subsidiaries, APC and TRC.

Other factors contributing to an increased bottom line between the fourth quarter of Fiscal 2017 and the prior year’s fourth quarter included a reduced amount of net income shared with non-controlling interests ($2 million), a lower effective income tax rate ($1.5 million), reduced selling, general and administrative expenses ($1 million) and increased other income ($0.8 million).  As a result, net income attributable to our stockholders for the three months ended January 31, 2017 increased 202% to $20 million, or $1.29 per diluted share, compared to $7 million, or $0.45 per diluted share, for the prior year’s fourth quarter. EBITDA attributable to our stockholders for the fourth quarter increased 145% to

$31 million, or $1.99 per diluted share, from $13 million, or $0.85 per diluted share, for the prior year’s fourth quarter.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “The record success of the Company during the year could not have been achieved without the operational excellence of our employees.  Our continuing focus on safety and quality, cost containment, investing in our employees and ensuring the satisfaction of our customers is enabling  us to progressively grow our business and to continue to post strong financial results.  We believe we are well positioned for the future given our liquidity, strong balance sheet and project backlog of $1.0 billion.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)
REVENUES
Power industry services	$184,013	$99,688	$586,628	$387,636
Industrial fabrication and field services	19,707	15,260	78,994	15,260
Telecommunications infrastructure services	3,040	1,438	9,425	10,379
Revenues	206,760	116,386	675,047	413,275
COST OF REVENUES
Power industry services	150,459	76,204	452,599	290,823
Industrial fabrication and field services	15,863	15,527	68,354	15,527
Telecommunications infrastructure services	2,619	1,112	7,383	7,460
Cost of revenues	168,941	92,843	528,336	313,810
GROSS PROFIT	37,819	23,543	146,711	99,465
Selling, general and administrative expenses	8,049	9,082	32,478	25,060
Impairment loss	—	—	1,979	—
INCOME FROM OPERATIONS	29,770	14,461	112,254	74,405
Other income, net	995	156	2,278	1,101
INCOME BEFORE INCOME TAXES	30,765	14,617	114,532	75,506
Income tax expense	9,984	5,457	37,106	25,302
NET INCOME	20,781	9,160	77,426	50,204
Net income attributable to noncontrolling interests	430	2,432	7,098	13,859
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$20,351	$6,728	$70,328	$36,345

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.33	$0.45	$4.67	$2.46
Diluted	$1.29	$0.45	$4.50	$2.42

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,340	14,829	15,066	14,757
Diluted	15,731	15,063	15,625	15,024

CASH DIVIDENDS PER SHARE	—	—	$1.00	$0.70

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(Unaudited)(In thousands)

	Three Months Ended January 31,
	2017	2016
Net income	$20,781	$9,160
Less EBITDA attributable to noncontrolling interests	(430)	(2,432)
Interest expense	—	9
Income tax expense	9,984	5,458
Depreciation	599	334
Amortization of purchased intangible assets	410	248
EBITDA attributable to the stockholders of Argan, Inc.	$31,344	$12,777

	Fiscal Year Ended January 31,
	2017	2016
Net income	$77,426	$50,204
Less EBITDA attributable to noncontrolling interests	(7,098)	(13,859)
Interest expense	—	(8)
Income tax expense	37,106	25,258
Depreciation	2,043	779
Amortization of purchased intangible assets	1,163	531
EBITDA attributable to the stockholders of Argan, Inc.	$110,640	$62,905

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of January 31,
	2017	2016
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$167,198	$160,909
Short-term investments	355,796	114,098
Accounts receivable, net	54,836	64,185
Costs and estimated earnings in excess of billings	3,192	4,078
Prepaid expenses and other current assets	6,927	7,342
TOTAL CURRENT ASSETS	587,949	350,612
Property, plant and equipment, net	13,112	12,308
Goodwill	34,913	37,405
Intangible assets, net	8,181	9,344
Other assets	92	122
TOTAL ASSETS	$644,247	$409,791

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$101,944	$46,395
Accrued expenses	39,539	35,454
Billings in excess of costs and estimated earnings	209,241	105,863
TOTAL CURRENT LIABILITIES	350,724	187,712
Deferred income taxes	954	224
TOTAL LIABILITIES	351,678	187,936

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,461,452 and 14,839,702 shares issued at January 31, 2017 and 2016, respectively; 15,458,219 and 14,836,469 shares outstanding at January 31, 2017 and 2016, respectively	2,319	2,226
Additional paid-in capital	135,426	117,274
Retained earnings	154,649	99,581
Accumulated other comprehensive loss	(762)	(565)
TOTAL STOCKHOLDERS’ EQUITY	291,632	218,516
Noncontrolling interests	937	3,339
TOTAL EQUITY	292,569	221,855
TOTAL LIABILITIES AND EQUITY	$644,247	$409,791